COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
 IN DREYFUS VARIABLE INVESTMENT FUND, MANAGED ASSETS
 PORTFOLIO WITH THE STANDARD & POOR'S 500 COMPOSITE
 STOCK PRICE INDEX AND THE DOW JONES INDUSTRIAL AVERAGE

 EXHIBIT A:
           STANDARD                      DREYFUS VARIABLE
          & POOR'S 500     DOW JONES     INVESTMENT FUND,
 PERIOD COMPOSITE STOCK    INDUSTRIAL     MANAGED ASSETS
         PRICE INDEX *     AVERAGE *         PORTFOLIO

 8/31/90          10,000        10,000               10,000
 12/31/90         10,366        10,211               10,185
 12/31/91         13,517        12,687               11,264
 12/31/92         14,546        13,626               11,385
 12/31/93         16,009        15,938               14,651
 12/31/94         16,218        16,740               14,423
 12/31/95         22,306        22,924               14,385
 12/31/96         27,424        29,551               13,865


*Source: Lipper Analytical Services, Inc.